EXHIBIT 4.3


                          BALLARD POWER SYSTEMS INC.

                    DEFERRED SHARE UNIT PLAN FOR DIRECTORS

                         OF BALLARD POWER SYSTEMS INC.



                                   SECTION 1
                              GENERAL PROVISIONS


1.1     PURPOSE

The purpose of the Plan is to provide certain discretionary compensation (as determined by the Corporation), including compensation to satisfy annual retainers payable to Directors by enabling Directors to participate in any increase in the value of the Corporation as evidenced by the increase in value of the Shares. In addition, the Corporation wishes to promote a greater alignment of interests between Directors of the Corporation and the shareholders.



1.2     2003 SHARE DISTRIBUTION PLAN

Unless otherwise determined by the Board, the 2003 Share Distribution Plan will be used to satisfy Deferred Share Units that are redeemed for Shares.


1.3     DEFINITIONS

As used in the Plan, the following terms have the respective meanings:

"Annual Retainer" for a particular Director means either

(i) the aggregate of the annual retainer (including any additional amounts payable for serving as lead Director or committee Chair or member of the Audit Committee) and the Attendance Fee, payable to that Director, or

(ii) the annual retainer (which may include any additional amounts payable for serving as lead Director or committee Chair or member of the Audit Committee), payable to that Director as determined by the Board;

"Applicable Withholding Tax" has the meaning set forth in section 2.5.4.;

"Attendance Fee" means, for any 12-month period, amounts payable to a Director as a Board meeting attendance fee or a committee meeting attendance fee;

"Board" means the Board of Directors of the Corporation;

"Committee" means the Corporate Governance Committee of the Board, or any other persons designated by the Board;

"Corporation" means Ballard Power Systems Inc.;


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"Deferred Share Unit" means a right granted by the Corporation to an Eligible
Person to receive, on a deferred payment basis, a Share on the terms contained in the Plan;

"Director" means a member of the Board of the Corporation;

"Eligible Person" means any director of the Corporation who is not an officer of the Corporation or a nominee of DaimlerChrysler AG or Ford Motor Company and who elects to participate in the Plan; it being understood that for the purposes of this Plan, the Chairman of the Board shall not be considered to be an officer of the Corporation;

"Eligible Remuneration" means all discretionary amounts payable to an Eligible Person by the Corporation as determined by the Board in its sole and absolute discretion, including all or part of amounts payable in satisfaction of the Annual Retainer payable to an Eligible Person or in satisfaction of rights or property surrendered by an Eligible Person to the Corporation; it being understood that the amount of Eligible Remuneration payable to any Eligible Person may be calculated by the Board in a different manner than Eligible Remuneration payable to another Eligible Person;

"Fair Market Value" means not less than the closing sale price per Share at which Shares are traded on the TSX or on NASDAQ on the relevant date. If the Shares are not listed on the TSX or NASDAQ, the Fair Market Value will be the value established by the Board based on the average of the closing prices per Share on any other public exchange on which the Shares are listed, or if the Shares are not listed on any public exchange, by the Board based on its determination of the fair value of the Shares;

"Filing Date" has the meaning given to that term in section 2.5.1.1;

"NASDAQ" means the Nasdaq National Market;

"Plan" means the Ballard Power Systems Inc. Deferred Share Unit Plan for Directors of the Corporation, as amended from time to time;

"Remuneration Period" means the period commencing on the date on which Directors are elected at the annual meeting of shareholders of the Corporation and ending on the next succeeding annual meeting, or where the context requires, any portion of such period;

"Share" means a common share in the capital of the Corporation;

"Terminated Service" means that an Eligible Person has, except as a result of death, ceased to be a director of the Corporation;

"TSX" means The Toronto Stock Exchange;

"U.S. Director" means a Director who is a United States citizen or a United States resident as defined under U.S. tax law; and

"2003 Share Distribution Plan" means the 2003 Share Distribution Plan of the Corporation dated for reference May 22, 2003.

1.4     EFFECTIVE DATE

The Plan will be effective on September 16, 2003.

1.5     ADMINISTRATION

The Board will, in its sole and absolute discretion, but subject to applicable corporate, securities and tax law requirements: (i) interpret and administer the Plan, (ii) establish, amend and rescind any rules and regulations relating to the Plan, and (iii) make any other determinations that the Board deems necessary or desirable for the


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administration of the Plan. The Board may correct any defect or any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan will be final, conclusive and binding on all parties concerned. All expenses of administration of the Plan will be borne by the Corporation.


1.6     ANNUAL ELECTION

Each Eligible Person may elect, with respect to a Remuneration Period, to be paid a percentage (from zero to one hundred percent) of his or her Eligible Remuneration that represents the Annual Retainer, net of any Applicable Withholding Taxes, in Deferred Share Units, with the balance, if any, being paid in Shares. The election must be completed, signed and delivered to the Corporation

        (i) subject to (iii), for the Remuneration Period from the Effective Date of the Plan until the next annual meeting of shareholders of the Corporation, within 30 days of the Effective Date of the Plan, in which case the election will only apply to the portion of the Annual Retainer payable with respect to services rendered no earlier than 30 days after the delivery of the election,

        (ii) subject to (iii), for any other Remuneration Period, by April 15 of each year, in which case the election will apply to all amounts of the Annual Retainer payable with respect to services rendered during the entire Remuneration Period, and

        (iii) for an Eligible Person who was not an Eligible Person either on the Effective Date of the Plan or on April 15 of a particular year, within 30 days of becoming an Eligible Person, in which case the election will only apply to the portion of the Annual Retainer payable with respect to services rendered no earlier than 30 days after the delivery of the election.

If no election is made in respect of a particular calendar year, the new or existing Eligible Person will receive the Eligible Remuneration in Shares.


1.7     DELEGATION

The Board may, to the extent permitted by law, delegate any of its responsibilities under the Plan and powers related thereto to the Committee or to one or more officers of the Corporation and all actions taken and decisions made by the Committee or by such officers in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Eligible Person, and their legal representatives.


                                   SECTION 2
                             AWARDS UNDER THE PLAN

2.1     DETERMINATION OF DEFERRED SHARE UNITS

Subject to terms of the Plan and any rules, approvals and conditions as the Board may impose, an Eligible Person may elect to receive his or her Eligible Remuneration in the form of Deferred Share Units. Deferred Share Units pursuant to the Plan will be credited to an account maintained for each Eligible Person by the Corporation twice a year in March and September or as otherwise determined by the Corporation. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Person will be determined on the date approved by the Board by dividing the amount of the Eligible Remuneration to be deferred into Deferred Share Units by the Fair Market Value per Share on that date.

2.2     DIVIDEND EQUIVALENTS

On any date on which a dividend is paid on Shares, an Eligible Person's account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by (i)


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multiplying the amount of the dividend per Share by the aggregate number of
Deferred Share Units that were credited to the Eligible Person's account as of the record date for payment of the dividend, and (ii) dividing the amount obtained in (i) by the Fair Market Value on the date on which the dividend is paid.

2.3     ELIGIBLE PERSON'S ACCOUNT

A written confirmation of the balance in each Eligible Person's Account will be sent by the Corporation to the Eligible Person upon request of the Eligible Person.

2.4     ADJUSTMENTS AND REORGANIZATIONS

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Corporation assets to shareholders, or any other change in the capital of the Corporation affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Deferred Share Units outstanding under the Plan, any proportionate adjustments as it considers appropriate to reflect that change.

2.5.1   TERMINATION OF SERVICE

2.5.1.  Non-U.S. Directors
        ------------------

        2.5.1.1 An Eligible Person who is not a U.S. Director and who has Terminated Service may receive Shares in respect of the Deferred Share Units credited to the Eligible Person's account (determined in accordance with section 2.5.1.2) by filing with the Secretary of the Corporation a notice of redemption in the form prescribed from time to time by the Corporation on or before December 15 of the first calendar year commencing after the date of the Eligible Person's Terminated Service. If the Eligible Person fails to file such notice on or before that December 15, the Eligible Person will be deemed to have filed with the Secretary of the Corporation a notice of redemption on that December
                    15. The date on which a notice is filed or deemed to be filed with the Secretary of the Corporation is the "Filing Date". The Corporation shall have the discretion to defer the Filing Date to any other date if such deferral is, in the sole opinion of the Corporation, desirable to ensure compliance with section 3.3.

        2.5.1.2 The notice filed by the Eligible Person who is not a U.S. Director will specify that the Eligible Person desires to receive a Share for each Deferred Share Unit (net of any Applicable Withholding Tax). The Corporation shall issue one Share for each whole Deferred Share Unit to the Eligible Person. Such payment shall be made by the Corporation as soon as reasonably possible following the Filing Date. In no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Person has Terminated Service. Fractional Shares shall not be issued, and where an Eligible Person would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Person, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

        2.5.1.3 In the event of the death of an Eligible Person who is not a U.S. Director, the Corporation will, within two months of the Eligible Person's death, issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Person's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Person. Fractional Shares shall not be issued, and where the legal representative would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

        2.5.1.4 If an Eligible Person who is not a U.S. Director dies after the Eligible Person has Terminated Service but before filing a notice of redemption with the Corporate Secretary of the


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                    Corporation, section 2.5.1.3 will apply provided that, in
                    no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Person has Terminated Service.

2.5.2   U.S. Directors
        --------------

        2.5.2.1 In the event that an Eligible Person who is a U.S. Director has Terminated Service, the Corporation will issue one Share for each whole Deferred Share Unit credited to the Eligible Person's account (net of any Applicable Withholding Tax) to the Eligible Person. Subject to section 3.3, such payment shall be made by the Corporation as soon as reasonably possible following the date the Eligible Person Terminated Service. Fractional Shares shall not be issued, and where the Eligible Person would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Person, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

        2.5.2.2 In the event of the death of an Eligible Person who is a U.S. Director, the Corporation will issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Person's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Person. Subject to section 3.3, such payment shall be made by the Corporation as soon as reasonably possible following the date of death of the Eligible Person. Fractional Shares shall not be issued, and where the legal representative would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

2.5.3   Applicable Withholding Tax
        --------------------------

        The Corporation shall be authorized to deduct such taxes and other amounts as it may be required by law to withhold, in such manner as it determines ("Applicable Withholding Tax"). The Corporation may require Eligible Persons to deliver undertakings to, or indemnities in favour of, the Corporation respecting the payment by such Eligible Persons of applicable income or other taxes.

2.6     ELIGIBILITY TO BE IN THE TOTAL DISCRETION OF THE BOARD

No Director shall have any right or entitlement to be selected or designated as an Eligible Person by the Board. The selection or designation of any Director shall be in the sole and absolute discretion of the Board and any decision of the Board shall be final, binding and conclusive on all parties concerned.


                                   SECTION 3
                                    GENERAL

3.1     TRANSFERABILITY OF AWARDS

An Eligible Person may not assign any Deferred Share Unit or any other right, benefit or interest in this Plan without the written consent of the Corporation, and any purported assignment without such consent will be void and need not be recognized by the Corporation, except that in the event of the death of the Eligible Person, the legal representatives of the Eligible Person will be entitled to receive the amount of any payment otherwise payable to the Eligible Person hereunder in accordance with the provisions hereof.

3.2     NO RIGHT TO SERVICE

Neither participation in the Plan nor any action under the Plan will be construed to give any Eligible Person a right to be retained in the service of the Corporation.


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3.3     APPLICABLE TRADING POLICIES

The Board and each Eligible Person will ensure that all actions taken and decisions made by the Board or an Eligible Person, as the case may be, pursuant to the Plan comply with any applicable securities regulation and policies of the Corporation relating to insider trading or "blackout" periods.

3.4     SUCCESSORS AND ASSIGNS

This Plan will enure to the benefit of and be binding upon the respective legal representatives of the Eligible Person.

3.5     PLAN AMENDMENT

The Board may amend the Plan as it deems necessary or appropriate, subject to applicable corporate, securities and tax law requirements, but no amendment will, without the consent of the Eligible Person or unless required by law, adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under the Plan.

3.6     PLAN TERMINATION

The Board may terminate the Plan at any time, but no termination will, without the consent of the Eligible Person or unless required by law, adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under the Plan.

3.7     GOVERNING LAW

The Plan and all matters to which reference is made in the Plan will be governed by and construed in accordance with the laws of the Province of British Columbia, and the laws of Canada applicable therein.

3.8     REORGANIZATION OF THE CORPORATION

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

3.9     NO SHAREHOLDER RIGHTS

Under no circumstances shall Deferred Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any Eligible Person to exercise voting rights or any other rights attaching to the ownership of Shares of other securities of the Corporation, nor shall any Eligible Person be considered the owner of the Shares by virtue of the award of Deferred Share Units.

3.10    NO OTHER BENEFIT

No amount will be paid to, or in respect of, an Eligible Person under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Person for such purpose.